CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Statements" in the Prospectus/ Proxy Statement of Touchstone Strategic Trust relating to the reorganization of the Touchstone Large Cap Core Equity Fund into the Touchstone Growth Opportunities Fund, both series of the Touchstone Strategic Trust, and to the incorporation by reference of our report dated May 27, 2010, with respect to the financial statements and financial highlights of the Touchstone Large Cap Core Equity Fund and the Touchstone Growth Opportunities Fund for the fiscal year ended March 31, 2010 in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.



/s/ Ernst & Young

Cincinnati, Ohio
July 14, 2010